Exhibit 3.1

[File Stamp]

  Name of corporation:

  Regma Bio Technologies Limited
  The articles have been amended as follows (provide article numbers, if available):

  To change the name of the Corporation to PHAGE GENOMICS, INC.

  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is : 42,700,000
  Effective date of filing (optional):           Upon filing with the Secretary of State
  (must not be later than 90 days after the certificate is filed)
  Officer Signature (required):     /s/ Graham Hughes

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.